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                                                                     EXHIBIT 2.1

                               ARTICLES OF MERGER

         The undersigned corporations pursuant to C.R.S. Section 7-111-105, hereby execute the following articles of merger:

                                   ARTICLE ONE

         The names of the corporations proposing to merge are Telecommunication Products, Inc., a dissolved corporation (1989) that was organized under the laws of the State of Colorado and was administratively dissolved on January 1, 1989 ("1989 Telpro"), and Telecommunication Products, Inc., which was organized under the laws of the State of Colorado on April 21, 1999 ("Telecommunication Products, Inc.").

                                   ARTICLE TWO

         The surviving corporation shall be Telecommunication Products, Inc. organized on April 21, 1999. The name of the surviving corporation shall be Telecommunication Products, Inc. and it shall be governed by the laws of the State of Colorado. The address of the principal office of Telecommunication Products, Inc. is 795 McIntyre Street, Golden, Colorado 80401.

                                  ARTICLE THREE

         The terms and conditions of the merger are set forth in the Plan of Merger attached hereto and incorporated herein by reference.

                                  ARTICLE FOUR

         As to each corporation, the shareholders of which were required to vote for approval, the number of shares voted for the plan was sufficient for approval.

                                  ARTICLE FIVE

         The adoption of the Plan of Merger and the performance of the terms thereof have been duly approved by the Boards of Directors of 1989 Telpro and Telecommunication Products, Inc., Inc., and all provisions of the law of the State of Colorado have been complied with.


                                   ARTICLE SIX

         Pursuant to Section 7-111-105(2), the merger is to be effective on October 10, 2001.

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         IN WITNESS WHEREOF, each of the undersigned corporations has caused these articles of merger to be executed in its name by an officer as of the 10th day of October, 2001.

                                   TELECOMMUNICATION PRODUCTS, INC.,
                                   a dissolved Colorado corporation 1989



                                   By:
                                      -----------------------------------
                                      Donald E. Ranniger, President


                                   TELECOMMUNICATION PRODUCTS, INC.,
                                   a Colorado corporation



                                   By:
                                      -----------------------------------
                                      Donald E. Ranniger, President



                                 PLAN OF MERGER

         This Plan of Merger is made effective the 10th day of October, 2001, between Telecommunication Products, Inc., a dissolved Colorado corporation 1989 ("1989 Telpro"), the merging corporation, Telecommunication Products, Inc., a Colorado corporation organized on April 21, 1999 ("Telecommunication Products"), the surviving corporation. As of the date the Articles of Merger are filed with the Colorado Secretary of State, 1989 Telpro shall be merged into Telecommunication Products under the laws of the State of Colorado.

         1. Recitals. Common stock is the only class of outstanding stock of the 1989 Telpro. 1989 Telpro was administratively dissolved in 1989 and as a completion of the winding up of its affairs desires to be merged into Telecommunication Products (the "Merger"). The corporations desire to adopt this Plan of Merger under which 1989 Telpro will be merged into Telecommunication Products. The Boards of Directors of the corporations deem it advisable and in the best interests of the corporations and shareholders of the corporations that 1989 Telpro merge and combine with Telecommunication Products as set forth in this Plan of Merger.

         2. Terms and Conditions. The terms and conditions of the Merger are set forth herein.

         3. Conversion of Securities. The Merger shall provide for the following issuance and exchange of securities:

              (a) The authorized shares of Telecommunication Products shall remain unchanged as a result of the Merger. Each issued and outstanding twenty shares of Telpro 1989 shall be converted into one fully paid and nonassessable share of Telecommunication Products.

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Any fractional interest in the resulting Telecommunication Products common stock that would otherwise result from the foregoing exchange ratio shall be rounded up to the next higher whole share.

              (b) From and after the effective date of the Merger, certificates representing shares of 1989 Telpro and shares representing issued and outstanding stock of Telecommunication Products as of the effective date of the Merger (collectively, "Old Shares") shall be deemed to represent only the right to shares of the new stock in Telecommunications Products to which the shareholder would be entitled ("New Shares").

              (c) After the Effective Date of the Merger, the holder of the Old Shares may, upon surrender of certificates evidencing their Old Shares, for cancellation to American Securities Transfer and Trust, P. O. Box 1596, Denver, Colorado 80201 (the "Transfer Agent"). The Transfer Agent shall issue new stock certificates evidencing ownership of the New Shares on the basis set forth above.

         4. Corporate Existence. Telecommunication Products shall continue in existence unchanged at the time of Merger. The separate existence of 1989 Telpro shall thereupon cease and 1989 Telpro and Telecommunication Products shall become a single corporation in accordance with this Plan of Merger.

         5. No Amendments to Articles of Incorporation. The Articles of Incorporation of Telecommunication Products shall not be amended as a result of the Merger.

         6. Miscellaneous.

              a. This Plan of Merger and all questions arising hereunder shall be governed by the laws of the State of Colorado.

              b. This Plan of Merger shall be interpreted in such a manner as to render it enforceable to the maximum degree possible. In the event that any clause of this Plan of Merger is found to be illegal or unenforceable, such clause shall be severed or modified to the extent necessary to make the remainder of this Plan of Merger enforceable, and as so severed or modified, this Plan of Merger shall remain in full force and effect.

         Dated the day and year first set forth above.

                                     TELECOMMUNICATION PRODUCTS, INC.,
                                     a dissolved Colorado corporation 1989



                                     By:
                                        ------------------------------------
                                            Donald E. Ranniger, President





                                     TELECOMMUNICATION PRODUCTS, INC.,
                                     a Colorado corporation



                                     By:
                                        -------------------------------
                                           Donald E. Ranniger, President